UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2025

LESLIE’S, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39667	20-8397425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2005 East Indian School Road
Phoenix, Arizona		85016
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (602) 366-3999

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	LESL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer and Treasurer

On September 16, 2025, Leslie’s, Inc. (the “Company”) announced that the Board of Directors of the Company (the “Board”) appointed Jeff White, age 40, as the Company’s Chief Financial Officer and Treasurer (in which capacity he will serve as the Company’s principal financial officer and principal accounting officer), effective as of October 5, 2025.

Mr. White has extensive experience in financial planning and analysis, accounting and financial reporting, tax, internal audit, investor relations, treasury, risk management, and real estate. Mr. White spent nearly nine years with Sportsman’s Warehouse Holdings, Inc. (Nasdaq: SPWH), an outdoor sporting goods retailer, where he most recently served as Chief Financial Officer from January 2022 and Secretary from September 2021 until August 2025, and as Vice President of Finance, Chief Accounting Officer and Interim Chief Financial Officer from September 2021 to January 2022. From August 2016 to September 2021, Mr. White served in various capacities including as the company's Senior Director, Finance and Accounting. Prior to Sportsman’s Warehouse, Mr. White served in various roles at KPMG LLP starting in August 2011, including Manager, Senior Associate, and Associate within the audit group.

Mr. White is a licensed certified public accountant (Utah) and holds a B.A. and master’s degree in accountancy from the University of Utah.

In connection with his appointment, Mr. White will receive a base salary of $575,000 and a target bonus of 85% of his salary, in each case, starting on the Effective Date. Mr. White will not be eligible for any bonuses relating to the Company’s 2025 fiscal year. Mr. White was awarded an initial equity grant consisting of a total of 435,00 restricted stock units, with a grant date of October 5, 2025, subject to the terms and conditions set forth in the award agreement evidencing the award and approved by the Compensation Committee. Mr. White will receive a one-time sign-on bonus in the amount of $295,000, which will be paid to him on the first regular payroll processing date after 30 days of employment. The foregoing description of Mr. White’s compensation does not purport to be complete and is qualified in its entirety by reference to the full text of the offer letter between Mr. White and the Company, effective as of October 5, 2025, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Mr. White will participate in the Company’s Executive Severance Pay Plan (the “Executive Severance Pay Plan”) consistent with other executives. The Executive Severance Pay Plan provides for payment of severance benefits to certain senior executives upon involuntary termination in specified circumstances. Mr. White will also receive other benefits generally available to the Company’s salaried employees.

Mr. White and his immediate family members are not party to any related party transactions for which disclosure would be required pursuant to Item 404(a) of Regulation S-K. There is no family relationship between Mr. White and any of the Company’s directors or executive officers, and there are no arrangements or understandings with other persons pursuant to which Mr. White was selected as an officer.

The Company also announced on September 16, 2025, that Tony Iskander has accepted an advisor role with the Company effective October 5, 2025 through January 3, 2026, to facilitate a smooth and orderly transition for Mr. White as the Company’s incoming Chief Financial Officer. As an advisor, Mr. Iskander will receive compensation in the amount of $50,000 per month, for total compensation of $150,000 through his appointment as an advisor, and he will not be eligible for any incentive and bonus programs and will not participate in the Company’s Executive Severance Pay Plan. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the offer letter between Mr. Iskander and the Company, effective as of October 5, 2025, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Offer Letter, dated as of September 12, 2025, by and between Leslie's Poolmart, Inc. and Jeff White
10.2	Offer Letter, dated as of September 16, 2025, by and between Leslie's Poolmart, Inc. and Tony Iskander
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LESLIE'S, INC.

Date:	September 16, 2025	By:	/s/ Benjamin Lindquist
		Name: Title:	Benjamin Lindquist Senior Vice President, General Counsel & Corporate Secretary